UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HIGHPOWER INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 27, 2019, Highpower International, Inc. (“Highpower”) filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A (as supplemented by the disclosures contained in the Company’s Schedule 14A filed with the SEC on October 18, 2019, the “Proxy Statement”), in connection with the Agreement and Plan of Merger, dated June 28, 2019 (the “Merger Agreement”), by and between Highpower and HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the (“Parent Parties”), providing for the merger of Merger Sub into Highpower (the “Merger”), upon the terms and subject to the conditions of the Merger Agreement. The Proxy Statement, together with a form of proxy, was mailed on or about October 2, 2019 to Highpower stockholders of record as of the close of business on September 16, 2019.

Since the filing of the Proxy Statement, Highpower discovered an error in disclosing in the Proxy Statement the number of outstanding shares of common stock of the Company as of the record date and share beneficial ownership percentages. The Proxy Statement disclosed the outstanding shares of common stock of the Company as of the record date, September 16, 2019, as 15,758,105 when the correct number is 15,690,605. The supplemental information set forth below, including the updated beneficial ownership table in the Proxy Statement, reflects the 15,690,605 shares of common stock outstanding as of the record date and the resulting corrected calculations of share beneficial ownership.

Highpower believes that the additional information provided below is not material to Highpower stockholders but is providing the supplemental disclosures to correct the error. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein.

The following disclosures should be reviewed in conjunction with the disclosures contained in the Proxy Statement, which should be carefully read in its entirety. To the extent that information set forth herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement. All page references are to pages in the Proxy Statement, and any defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

The Board of Directors of Highpower (excluding Messrs. Pan and Liang Li, who did not participate in the vote due to their respective interests in the Merger) unanimously recommends that the stockholders of Highpower vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the other proposal being considered at the Special Meeting.

Supplements to the Proxy Statement

The following disclosure supplements the Proxy Statement and replaces the last sentence of the last paragraph on the first page of the letter to stockholders contained in the Proxy Statement:

As of September 16, 2019, Messrs. Pan, Liang Li and Ma (including, with respect to Mr. Pan, directly or indirectly) owned, in the aggregate, 5,050,257 shares of Common Stock (including 23,750 shares of restricted stock) (the “Rollover Shares”), or approximately 32.2% of the total number of outstanding shares of Common Stock, and have agreed, pursuant to an Equity Contribution and Voting Agreement that they entered into with Parent on June 28, 2019, to (a) vote, or cause to be voted, all of the Rollover Shares in favor of the proposal to adopt the Merger Agreement and (b) contribute to Parent, immediately prior to the consummation of the Merger, all of the Rollover Shares in exchange for direct or indirect equity interests in Parent.

The following disclosure supplements the Proxy Statement and replaces the first bullet in the second paragraph under the subsection captioned “The Purpose of the Special Meeting (page 2),” which subsection begins on page 2 of the Proxy Statement:

Mr. Dang Yu (George) Pan (Chairman of the Board and Chief Executive Officer of the Company since November 2007), Mr. Wen Liang Li (a director of the Company since November 2007 who served in various leadership roles in companies that were ultimately acquired by the Company) and Mr. Wen Wei Ma (a stockholder of the Company but not a director or officer of the Company), who have agreed to transfer, contribute and deliver to Parent, immediately prior to the consummation of the Merger and conditional upon the closing thereof, 5,050,257 shares of Common Stock held thereby (including, with respect to Mr. Pan, shares held indirectly through Advance Pride) (such shares, the “Rollover Shares” and the holders of such shares, the “Rollover Stockholders”), representing approximately 32.2% of the total number of outstanding shares of Common Stock, in exchange for direct or indirect equity interests in Parent; and

The following disclosure supplements the Proxy Statement and replaces the second paragraph under the subsection captioned “Required Vote (page 3),” which subsection begins on page 3 of the Proxy Statement:

Pursuant to an Equity Contribution and Voting Agreement that the Rollover Stockholders entered into with Parent on June 28, 2019 (the “Rollover Agreement”), subject to certain conditions, the Rollover Stockholders have agreed to vote, or cause to be voted, all of the Rollover Shares, representing approximately 32.2% of the total number of outstanding shares of Common Stock, in favor of the proposal to adopt the Merger Agreement. See “Special Factors - Rollover Agreement” on page 47.

The following disclosure supplements the Proxy Statement and replaces the answer to the question captioned “What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?” which question begins on page 13 of the Proxy Statement:

Under Delaware law and as a condition to the consummation of the Merger, stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Merger Agreement requires, as a condition to the consummation of the Merger, that Public Stockholders holding at least a majority of the shares of Common Stock outstanding and entitled to vote at the close of business on the record date, other than the Excluded Shares, must have voted “FOR” the proposal to adopt the Merger Agreement. As of September 16, 2019, which is the record date, there were 15,690,605 shares of Common Stock outstanding.

As of September 16, 2019, Messrs. Pan, Liang Li and Ma owned (including, with respect to Mr. Pan, shares owned directly and indirectly owned by Advance Pride), in the aggregate, 5,050,257 shares of Common Stock (including 23,750 shares of restricted stock) (the “Rollover Shares”), or approximately 32.2% of the total number of outstanding shares of Common Stock, and have agreed, pursuant to Rollover Agreement, to vote, or cause to be voted, all of the Rollover Shares in favor of the proposal to adopt the Merger Agreement. The other directors and current executive officers of the Company have informed the Company that, as of the date of the filing of this proxy statement, they intend to vote in favor of the proposal to adopt the Merger Agreement.

The following disclosure supplements the Proxy Statement and replaces the last sentence in the first paragraph in the answer to the question captioned “How will our directors and executive officers vote on the proposal to adopt the Merger Agreement?” which question begins on page 14 of the Proxy Statement:

As of September 16, 2019, the Rollover Shares represent approximately 32.2% of the total number of outstanding shares of Common Stock.

The following disclosure supplements the Proxy Statement and replaces the footnote 1 to the table setting forth the Company’s net book value and net earnings, which table begins on page 48 of the Proxy Statement:

(1) Ownership interest percentages are based on 15,690,605 shares of Common Stock issued and outstanding as of September 16, 2019.

The following disclosure supplements the Proxy Statement and replaces the last sentence of the first paragraph under the subsection captioned “Record Date and Quorum,” which subsection begins on page 61 of the Proxy Statement:

On the record date, 15,690,605 shares of Common Stock were issued and outstanding and held by 16 holders of record.

The following disclosure supplements the Proxy Statement and replaces the last sentence of the first paragraph under the subsection captioned “Market Price of the Common Stock and Dividend Information,” which subsection begins on page 86 of the Proxy Statement:

As of the close of business on September 16, 2019, there were 15,690,605 shares of the Company’s Common Stock issued and outstanding held by approximately 16 record holders.

The following disclosure supplements the Proxy Statement and replaces the first sentence of the second paragraph under the subsection captioned “Security Ownership of Certain Beneficial Owners and Management,” which subsection begins on page 86 of the Proxy Statement:

The following table sets forth as of September 16, 2019 certain information with respect to beneficial ownership of our common stock based on 15,690,605 issued and outstanding shares of common stock, by:

The following disclosure supplements the Proxy Statement and replaces the beneficial ownership table (but not any of the introductory language or the footnotes to such table) under the subsection captioned “Security Ownership of Certain Beneficial Owners and Management,” which subsection begins on page 86 of the Proxy Statement:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders Renaissance Technologies LLC 800 Third Avenue, New York, NY 10022	1,047,299	(1)	6.7%
Wen Wei Ma	5,132,590	(2)	32.5%
Directors and Executive Officers Dang Yu (George) Pan	5,132,590	(2)	32.5%
Wen Liang Li	5,132,590	(2)	32.5%
Shengbin (Sunny) Pan	71,167	(3)	*
T. Joseph Fisher III	51,000	(3)	*
Ping (David) Li	15,000		*
Jie Wang	-		*
Xing Qun Liao	41,167	(3)	*
Officers and Directors as a Group (total of 7 persons)	5,310,923	(2)(3)	33.4%

* Indicates beneficial ownership of less than 1.0%.

(1) According to a Schedule 13G/A filed with the SEC on February 13, 2019, Renaissance Technologies LLC (“RTC”) is majority owned by Renaissance Technology Holdings Corporation (“RTHC”). Each of RTC and RTHC has sole voting and dispositive power over all 1,047,299 shares of Common Stock.

(2) Beneficial ownership information is based on a Schedule 13D/A filed with the SEC on September 12, 2019. These shares consist of  (i) an aggregate of 3,146,290 shares of Common Stock beneficially owned by Dang Yu (George) Pan, which includes (x) 269,959 shares of Common Stock held by Advance Pride International Limited, which is 100% owned by Mr. Pan, and (y) options to purchase 53,517 shares of Common Stock, (ii) an aggregate of 1,521,700 shares of Common Stock beneficially owned by Wen Liang Li, which includes options to purchase 20,583 shares of Common Stock, and (iii) 464,600 shares of Common Stock owned by Wen Wei Ma, which includes options to purchase 8,233 shares of Common Stock. On March 13, 2019, Mr. Pan, Mr. Li, and Mr. Ma, a stockholder and former officer of the Company (collectively, the “Founders”), and Essence International Financial entered into the Buyer Group Agreement, pursuant to which the members of the Buyer Group agreed, among other things, to participate and cooperate with each other in a transaction to acquire the Company (the “Transaction”) and to vote, or cause to be voted, at every stockholder meeting all securities beneficially owned by such party to the Buyer Group Agreement and which have voting rights in favor of the Transaction and against any competing proposal or matter that would facilitate a competing proposal. Pursuant to the Schedule 13D/A, the Founders may be deemed, by reason of the proposal letter and the Buyer Group Agreement as described therein, to beneficially own the shares of Common Stock beneficially owned by all such persons, as a “group.”

(3) For Shengbin (Sunny) Pan, includes 51,167 shares of Common Stock underlying options. For T. Joseph Fisher III, includes 15,000 shares of Common Stock underlying options. For Xing Qun Liao, includes 41,167 shares of Common Stock underlying options.